Exhibit 10.1

Execution Version

AMENDED AND RESTATED

ADVISORY AGREEMENT

BY AND BETWEEN

VINEBROOK HOMES TRUST, INC.

AND

NEXPOINT REAL ESTATE ADVISORS V, L.P.

i

AMENDED AND RESTATED

ADVISORY AGREEMENT

THIS AMENDED AND RESTATED ADVISORY AGREEMENT (this “Agreement”), dated as of May 4, 2020, is entered into by and between VineBrook Homes Trust, Inc., a Maryland corporation (the “Company”) and NexPoint Real Estate Advisors V, L.P., a Delaware limited partnership (the “Adviser”).

RECITALS

A. The Company is a Maryland corporation created in accordance with the Maryland General Corporation Law and elected to qualify as a REIT for U.S. federal income tax purposes beginning with the taxable year ending December 31, 2018.

B. The Company is a limited partner of VineBrook Homes Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), and, as of the effective date of this Agreement, owns a majority of the partnership interests of the Operating Partnership.

C. The Company desires to continue to avail itself of the experience, sources of information, advice, assistance and certain facilities of the Adviser and its Affiliates and to have the Adviser undertake the duties and responsibilities set forth in this Agreement, on behalf of and subject to, the supervision of the Board of Directors, all as provided in this Agreement.

D. The Adviser is willing to continue to render such services, subject to the supervision of the Board of Directors, on the terms and conditions set forth in this Agreement.

E. The parties hereto desire to amend and restate the Advisory Agreement, dated November 1, 2018, in its entirety to revise the fees payable to the Adviser, among other things.

F. The Board of Directors have approved this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. The following terms shall have the meanings set forth in this Section 1 for purposes of this Agreement. Other terms are defined in the text of this Agreement.

“1940 Act” means the Investment Company Act of 1940, as amended.

“Advisory Fee” means an annual fee, payable monthly, in an amount equal to 0.75% of the Gross Asset Value.

“Affiliate” or “Affiliated” means with respect to any Person, (a) any Person directly or indirectly controlling, controlled by or under common control with such other Person, (b) any executive officer, director, trustee or general partner of such other Person, and (c) any legal entity for which such Person acts as an executive officer, director, trustee or general partner. For purposes of this definition, the terms “controls,” “is controlled by,” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership or voting rights, by contract or otherwise.

“Articles of Incorporation” means the Articles of Amendment and Restatement of the Company, as hereafter amended and/or restated from time to time.

“Average Total Gross Asset Value” means the average of the Total Gross Asset Value at the end of each month (or partial month) (i) for which any fee under this Agreement is calculated or (ii) during the year for which any Expense reimbursement under this Agreement is calculated.

“Board of Directors” or “Board” means the Board of Directors of the Company.

“Bylaws” means the bylaws of the Company, as hereafter amended and/or restated from time to time.

“Cause Event” means (a) a final judgment by any court or governmental body of competent jurisdiction not stayed or vacated within 30 days that the Adviser, any of its agents or any of its assignees has committed a felony or a material violation of applicable securities laws that has a material adverse effect on the business of the Company or the ability of the Adviser to perform its duties under the terms of this Agreement, (b) an order for relief in an involuntary bankruptcy case relating solely to the Adviser or the Adviser authorizing or filing a voluntary bankruptcy petition on its own behalf, (c) the dissolution of the Adviser, or (d) a determination that the Adviser has (i) committed fraud against the Company, (ii) misappropriated or embezzled funds of the Company, (iii) acted in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under this Agreement, (iv) failed to act, where such failure to act constituted bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under this Agreement, or (v) defaulted in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall have continued for a period of 30 days after the Company had given written notice to the Adviser of such default; provided, however, that if any of the actions or omissions described in this clause (d) are caused by an employee and/or officer of the Adviser or one of its Affiliates and the Adviser takes all necessary action against such person and cures the damage caused by such actions or omissions within 30 days of such determination, then such event shall not constitute a Cause Event.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Director” means a member of the Board of Directors.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means the U.S. generally accepted accounting principles.

“Gross Asset Value” means the value of the Company’s total assets, as determined in accordance with GAAP on an unconsolidated basis plus the Company’s pro rata share of leverage at the Operating Partnership.

“Internalization Fee” means an internalization fee equal to three times the sum of the annual Advisory Fee for the trailing 12-month period as of the month end immediately preceding the date the Company and the Adviser agree to the Internalization; provided, however, the Internalization Fee shall be capped at 2.5% of the combined equity value of the Company and the Operating Partnership on a consolidated basis, as of the Internalization Closing, as calculated by multiplying the aggregate number of outstanding Shares and OP Units (excluding OP Units held by the Company) by the then-current Net Asset Value.

“Investments” means any investments by the Company or its subsidiaries in Real Estate Assets or any other asset.

“Joint Ventures” means any joint venture or partnership arrangements (other than between the Company and the Operating Partnership) in which the Company or any of its subsidiaries is a co-venturer, member or partner, which are established to own Investments.

“Loans” means any indebtedness or obligations in respect of borrowed money or evidenced by bonds, notes, debentures, deeds of trust, letters of credit or similar instruments, including mortgages and mezzanine loans.

“Management Agreement” means (a) that certain Management Agreement, dated November 1, 2018, by and among the Manager and other parties thereto, as may be amended, restated, modified, supplemented or replaced from time to time and (b) any additional Management Agreements that may be entered into from time to time by any subsidiary of the Company and the Manager, as may be amended, restated, modified, supplemented or replaced from time to time.

“Manager” means VineBrook Homes, LLC, a Delaware limited liability company, and any successor or permitted assigns thereof.

“Net Asset Value” means the total assets of the Company minus the total liabilities of the Company, in each case, as determined in accordance with GAAP, other than the periodic valuations of the Company’s Real Estate Assets.

“NexPoint” means NexPoint Advisors, L.P., a Delaware limited partnership.

“Offering” means any public or private offering of equity or debt securities of the Company that is consummated as of or at a time following the date of this Agreement, excluding Shares (or securities convertible into Shares) offered under any employee benefit plan of the Company or its Affiliates.

“Offering Expenses” means any and all expenses (other than underwriters’ discounts) paid or to be paid by the Company in connection with an Offering, including, without limitation, the Company’s legal, accounting, printing, mailing and filing fees and other documented offering expenses.

“Operating Expenses” means all out-of-pocket expenses of the Adviser in performing services for the Company, including the expenses incurred by the Adviser in connection with any provision by the Adviser of legal, accounting, financial and due diligence services performed by the Adviser that outside professionals or outside consultants would otherwise perform. Operating Expenses also include compensation expenses under the REIT 2018 Long Term Incentive Plan and the Company’s pro rata share of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Adviser required for the Company’s operations. Operating Expenses do not include expenses for the administrative services described on Exhibit A to this Agreement.

“OP Units” means common units of limited partnership interests in the Operating Partnership.

“Person” means an individual, corporation, partnership, joint venture, association, company (whether of limited liability or otherwise), trust, bank or other entity, or government or any agency or political subdivision of a government.

“PPM” means the Company’s Confidential Private Placement Memorandum, dated January 31, 2020, as amended, restated and/or supplemented from time to time.

“Real Estate Assets” means any investment by the Company or its subsidiaries (including, without limitation, reserves for capital expenditures) in unimproved and improved Real Property (including, without limitation, fee or leasehold interests, options and leases) either directly, through a direct or indirect subsidiary of the Company or through a Joint Venture.

“Real Property” means real property owned from time to time by the Company, either directly, through a direct or indirect subsidiary of the Company or through a Joint Venture, which consists of (a) land only, (b) land, including the single-family and multi-family residences located thereon, (c) single-family and multi-family residences only, (d) real estate-related securities (including preferred stock), mortgage, bridge or mezzanine loans, or (e) such Investments the Board or the Adviser designate as Real Property to the extent such Investments could be classified as Real Property.

“REIT” means a “real estate investment trust” within the meaning of Sections 856 through 860 of the Code.

“REIT 2018 Long Term Incentive Plan” means the 2018 Long Term Incentive Plan of the Company, as hereafter amended and/or restated from time to time.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means the shares of the Company’s common stock, par value $0.01 per share.

“Side Letter” means that certain amended and restated side letter, dated July 31, 2020, by and among VineBrook Homes OP GP, LLC, the Manager, the Company, the Operating Partnership and the other parties thereto, as amended, restated and/or supplemented from time to time.

“Stockholders” means the registered holders of the Shares.

“Termination Fee” means a termination fee equal to three times the annual Advisory Fee earned by the Adviser for the trailing 12-month period.

“Total Gross Asset Value” means the total assets of the Company and the Operating Partnership, as determined in accordance with GAAP on a consolidated basis.

“Value Per Share” means the most recent price paid for a Share in connection with an Offering or, if there is no current Offering, the last monthly Net Asset Value calculated by the Company.

2. Appointment. The Company hereby appoints the Adviser to serve as its adviser to perform the services set forth herein on the terms and conditions set forth in this Agreement, and the Adviser hereby accepts such appointment. Except as otherwise provided in this Agreement, the Adviser hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein. The appointment of the Adviser shall be exclusive to the Adviser, except to the extent that the Adviser elects, in its sole and absolute discretion, subject to the terms of this Agreement, to cause the duties of the Adviser as set forth herein to be provided by third parties and/or its Affiliates.

3. Duties of the Adviser. The Adviser, in its capacity as manager of the assets and the day-to-day operations of the Company, at all times will be subject to the supervision of the Company’s Board of Directors and will have only such functions and authority as the Company may delegate to it including, without limitation, the functions and authority identified herein and delegated to the Adviser hereby. The Adviser will be responsible for the day-to-day operations of the Company and will perform (or cause to be performed through one or more of its Affiliates or subsidiaries) such services and activities relating to the assets and operations of the Company as may be appropriate, including, without limitation:

(a) serve as the Company’s investment and financial advisor;

(b) vote on behalf of the Company all equity securities of the Operating Partnership and any other equity securities owned, directly or indirectly, by the Company;

(c) provide the daily management for the Company and perform and supervise the various administrative functions necessary for the day-to-day management of the operations of the Company, including the administrative services described on Exhibit A to this Agreement;

(d) investigate, select, and, on behalf of the Company, engage and conduct business with such Persons as the Adviser deems necessary to the proper performance of its obligations hereunder, including, but not limited to, consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, real estate management companies, real estate operating companies, securities investment advisors, mortgagors, the registrar and the transfer agent and any and all agents for any of the foregoing, including Affiliates of the Adviser, and Persons acting in any other capacity deemed by the Adviser necessary or desirable for the performance of any of the foregoing services, including, but not limited to, entering into contracts in the name of the Company with any of the foregoing;

(e) consult with the officers and Directors of the Company and assist the Directors in the formulation and implementation of the Company’s (including, as it relates to any of its subsidiaries) financial policies, and, as necessary, furnish the Board with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of the Company (including, as it relates to any of its subsidiaries) and in connection with any borrowings proposed to be undertaken by the Company and its subsidiaries;

(f) subject to the provisions of Section 4 hereof, (i) participate in formulating an investment strategy and asset allocation framework, (ii) locate, analyze and select potential Investments, (iii) structure and negotiate the terms and conditions of transactions pursuant to which acquisitions and dispositions of Investments will be made, (iv) research, identify, review and recommend acquisitions and dispositions of Investments to the Board and make Investments on behalf of the Company in compliance with the investment objectives and policies of the Company, (v) negotiate the terms of and arrange for financing and refinancing and make other changes in the asset or capital structure of, and dispose of, reinvest the proceeds from the sale of, or otherwise deal with, Investments, (vi) negotiate and enter into leases and service contracts for Real Estate Assets and, to the extent necessary, perform all other operational functions for the maintenance and administration of such Real Estate Assets, (vii) actively oversee and manage Investments for purposes of meeting the Company’s investment objectives and reviewing and analyzing financial information for each of the Investments and the overall portfolio, (viii) select Joint Venture partners, structure and negotiate corresponding agreements and oversee and monitor these relationships, (ix) engage, oversee, supervise and evaluate property managers who perform services for the Company, (x) engage, oversee, supervise and evaluate Persons with whom the Adviser contracts to perform certain of the services required to be performed under this Agreement, (xi) manage accounting and other record keeping functions for the Company, including reviewing and analyzing the capital and operating budgets for the Real Estate Assets and generating an annual budget for the Company, and if requested, its subsidiaries, and (xii) recommend various liquidity events to the Board when appropriate;

(g) upon request, provide the Board with periodic reports regarding prospective Investments that are actively being considered by the investment committee of the Operating Partnership (the “Investment Committee”) or by the Adviser;

(h) negotiate the terms of and make investments in, and dispositions of, Investments within the discretionary limits and authority as granted by the Board;

(i) within the discretionary limits and authority as granted by the Board, negotiate on behalf of the Company with banks or other lenders for Loans to be made to or guaranteed by the Company, and negotiate on behalf of the Company with investment banking firms and broker-dealers or negotiate private sales of Shares or obtain Loans for the Company, but in no event in such a manner so that the Adviser shall be acting as broker-dealer or underwriter; provided, further, that any fees and costs payable to third parties incurred by the Adviser in connection with the foregoing shall be the responsibility of the Company or, in the case of any guarantee of any obligations of the Operating Partnership, the Operating Partnership;

(j) at least monthly, and at any other time reasonably requested by the Board, obtain reports (which may, but are not required to, be prepared by the Adviser or its Affiliates), where appropriate, concerning the value of Investments or contemplated Investments of the Company or the Investment Committee of the Operating Partnership;

(k) at least quarterly, and at any other time reasonably requested by the Board, make reports to the Board of its performance of services to the Company under this Agreement (including reports with respect to potential conflicts of interest involving the Adviser or any of its Affiliates), the composition and characteristics of the Company’s portfolio, and compliance with the Company’s investment guidelines and other policies approved from time to time by the Board;

(l) provide the Company with all necessary cash management services;

(m) deliver to, or maintain on behalf of, the Company copies of all appraisals obtained in connection with the Investments in any Real Estate Assets as may be required to be obtained by the Board or the Investment Committee of the Operating Partnership;

(n) notify the Board of all proposed transactions outside of the Adviser’s delegated authority before they are completed and obtain Board approval of same;

(o) negotiate and effect any interests in Investments as may be approved by the Board;

(p) perform investor-relations and Stockholder communications functions for the Company;

(q) render such services as may be reasonably determined by the Board of Directors consistent with the terms and conditions herein;

(r) maintain the Company’s accounting and other records and assist the Company in filing all reports required to be filed by it with the SEC, the Internal Revenue Service and other regulatory agencies, to the extent applicable;

(s) advise the Company regarding the maintenance of the Company’s qualification as a REIT and monitor the Company’s compliance with the various REIT qualification requirements and other rules set forth in the Code and any applicable treasury regulations promulgated under the Code, as amended from time to time, and use its commercially reasonable efforts to cause the Company to qualify as a REIT and maintain its qualification as a REIT for U.S. federal income tax purposes;

(t) advise the Company regarding the maintenance of its exemptions from the status of an investment company required to register under the 1940 Act, and monitor compliance with the requirements for maintaining such exemptions and using commercially reasonable efforts to cause it to maintain such exemptions from such status;

(u) assist the Company in qualifying to do business in all applicable jurisdictions in which the Company or its subsidiaries do business, and ensure that the Company and its subsidiaries obtain and maintain all applicable licenses;

(v) assist the Company in complying with all regulatory requirements applicable to them with respect to their business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act or the Securities Act;

(w) if requested by the Company, provide, or cause another qualified third party to provide, such internal audit, compliance and control services as may be required for the Company and its subsidiaries to comply with applicable law (including the Securities Act and the Exchange Act), regulation (including SEC regulations), and as otherwise requested by the Board;

(x) handle and resolve on behalf of the Company and, if requested, its subsidiaries all routine claims, disputes or controversies, including all routine litigation, arbitration, settlement or other proceedings or negotiations, in which the Company or its subsidiaries may be involved or to which they may become subject, subject to such limitations or parameters as may be imposed from time to time by the Board;

(y) perform and do all things necessary on behalf of the Company in its role as the tax matter partner of the Operating Partnership;

(z) elect to and exercise any call or similar rights that are in favor of the Company or its subsidiaries, including the call rights set forth in the Side Letter;

(aa) designate the member of the Investment Committee of the Operating Partnership that the Company is entitled to appoint pursuant to the terms of the Agreement of Limited Partnership of the Operating Partnership, as the same is in effect from time to time;

(bb) do all things necessary to assure its ability to render the services described in this Agreement; and

(cc) use commercially reasonable efforts to cause the Company and its subsidiaries to comply with all applicable laws.

Notwithstanding the foregoing, the Adviser may delegate any of the foregoing duties to any Person so long as the Adviser remains responsible for the performance of the duties set forth in this Section 3; provided, however, that the delegation by the Adviser of any of the foregoing duties to another Person shall not result in an increased Advisory Fee or additional expenses payable by the Company hereunder.

4. Authority of Adviser.

(a) Pursuant to the terms of this Agreement (including the restrictions included in this Section 4 and in Section 8), and subject to the continuing and exclusive authority of the Board over the management of the Company, the Company, acting on the authority of the Board of Directors, hereby delegates to the Adviser the authority to perform the services described in Section 3.

(b) For the period and on the terms and conditions set forth in this Agreement, the Company and its subsidiaries hereby constitute, appoint and authorize the Adviser as its true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute, deliver and enter into agreements, instruments and authorizations on their behalf, on such terms and conditions as the Adviser, acting in its sole and absolute discretion, deems necessary or appropriate (subject to any limitations imposed by the Board). This power of attorney is deemed to be coupled with an interest.

5. No Partnership or Joint Venture. The parties to this Agreement are not partners or joint venturers with each other and nothing herein shall be construed to make them partners or joint venturers or impose any liability as such on either of them.

6. Bank Accounts. The Adviser may establish and maintain one or more bank accounts in its own name for the account of the Company and any of its subsidiaries or in the name of the Company and its subsidiaries and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company or its subsidiaries, consistent with the authority granted under Section 4 and in such other circumstances as the Board may approve, provided that no funds shall be commingled with the funds of the Adviser; and the Adviser shall upon request by the Board render appropriate accountings of such collections and payments to the Board and to the auditors of the Company.

7. Records; Access; Confidentiality. The Adviser shall maintain appropriate books of accounts and records of all its activities hereunder and make such records available for inspection by the Directors and by counsel, auditors and authorized agents of the Company, at any time and from time to time. The Adviser shall at all reasonable times have access to the books and records of the Company and its subsidiaries. The Adviser shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to unaffiliated third parties except (a) with the prior written consent of the Board, (b) to legal counsel, accountants or other professional advisors or consultants engaged by the Company, (c) to appraisers, financing sources and others in the ordinary course of the Company’s business, (d) to governmental officials having jurisdiction over the Company and its subsidiaries, (e) in connection with any governmental or regulatory filings of the Company or its subsidiaries, or disclosure or presentations to Company investors, (f) as required by law or legal process to which the Adviser or any Person to whom disclosure is permitted hereunder is a party, (g) to the Manager or members of the Operating Partnership’s Investment Committee, or (h) to the extent such information is otherwise publicly available through the actions of a Person other than the Adviser not resulting from the Adviser’s violation of this Section 7. The confidentiality provisions of this Section 7 shall survive for a period of one year after the expiration or earlier termination of this Agreement.

8. Limitations on Activities. Notwithstanding anything herein to the contrary, the Adviser shall not intentionally or with gross negligence, reckless disregard or bad faith take any action that, would (a) adversely affect the maintenance of the Company’s qualification as a REIT under the Code, unless the Board has determined that the maintenance of the Company’s REIT qualification is not in the best interest of the Company and its Stockholders, (b) subject the Company to regulation under the 1940 Act, or (c) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company or its Shares, or otherwise not be permitted by the Articles of Incorporation or Bylaws, except if such action shall be ordered by the Board, in which case the Adviser shall notify promptly the Board of the Adviser’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event, the Adviser shall have no liability for acting in accordance with the specific instructions of the Board so given. The Adviser shall comply in all material respects with all applicable law and regulations.

9. Compensation.

(a) During the term hereof, as the same may be extended from time to time, the Company shall pay the Adviser the Advisory Fee. The Adviser shall compute each installment of the Advisory Fee as promptly as possible after the end of the month with respect to which such installment is payable. The accrued fees will be payable monthly as promptly as possible after the end of each month during which this Agreement is in effect. A copy of the computations made by the Adviser to calculate such installment shall thereafter, for informational purposes only, promptly be delivered to the Board. The Advisory Fee shall be paid in cash unless the Adviser elects, in its sole discretion, to receive all or a portion of the Advisory Fee in OP Units; provided, that such election to receive all or a portion of the fee in OP Units shall be made by notice to the Board (the “Election Notice”) at the time the Adviser delivers to the Board the computation of the Advisory Fee for such month. To the extent that the Adviser elects to receive OP Units in payment of all or a portion of the Advisory Fee for any particular month, the number of OP Units payable to the Adviser for such month shall equal (i) the dollar amount of the portion of the monthly installment of the Advisory Fee payable in OP Units (as set forth in the Election Notice) divided by (ii) the Value Per Share. The Advisory Fee shall be payable independent of the performance of the Company or the Investments. The Adviser’s ability to receive OP Units in payment of all or a portion of the Advisory Fee due to the Adviser under this Agreement shall be subject to complying with all U.S. federal and state securities laws.

(b) The Adviser may waive a portion of its fees. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for such month shall be computed in a manner consistent with the calculation of the fees payable on a monthly basis.

10. Expenses.

(a) In addition to the compensation paid to the Adviser pursuant to Section 9, the Company shall pay directly or reimburse the Adviser for all of the documented Operating Expenses and Offering Expenses (together, “Expenses”) paid or incurred by the Adviser or its Affiliates in connection with the services it provides to the Company and its subsidiaries pursuant to this Agreement. Any Expenses payable by the Company or reimbursable to the Adviser pursuant to this Agreement shall not be in amounts greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s length basis. Reimbursement of Operating Expenses under this Section 10, plus Advisory Fees under Section 9, may not exceed 1.5% of the Average Total Gross Asset Value for any calendar year or portion thereof, provided, however, that this limitation will not apply to legal, accounting, financial, due diligence and other service fees incurred in connection with extraordinary litigation, an initial public offering of equity securities of the Company, an Internalization, mergers and acquisitions and other events outside the Company’s ordinary course of business or any out-of-pocket acquisition or due diligence expenses incurred in connection with the acquisition or disposition of Real Estate Assets.

(b) The Adviser shall prepare a statement documenting all Expenses incurred during each month, and shall deliver such statement to the Company within 15 business days after the end of each month. Expenses incurred by the Adviser on behalf of the Company and its subsidiaries and payable pursuant to this Section 10 shall be reimbursed no later than the 15th business day immediately following the date of delivery of such statement of Expenses to the Company.

11. Other Services. Should the Board request that the Adviser or any director, officer or employee thereof render services for the Company and its subsidiaries other than set forth in Section 3, such services shall be separately compensated at such customary rates and in such customary amounts as are agreed upon by the Adviser and the Board, including a majority of any directors independent of the Adviser, subject to the limitations contained in the Articles of Incorporation, and shall not be deemed to be services pursuant to the terms of this Agreement.

12. Other Activities of the Adviser. Except as set forth in this Section 12, nothing herein contained shall prevent the Adviser or any of its Affiliates from engaging in or earning fees from other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by NexPoint or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, member, partner, employee, or stockholder of the Adviser or its Affiliates to engage in or earn fees from any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association and earn fees for rendering such services; provided, however, that the Adviser must devote sufficient resources to the Company’s business to discharge its obligations to the Company under this Agreement. The Adviser may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein, and earn fees for rendering such advice and service. Specifically, it is contemplated that the Company may enter into Joint Ventures or other similar co-investment arrangements with certain Persons, and pursuant to the agreements governing such Joint Ventures or arrangements, the Adviser may be engaged to provide advice and service to such Persons, in which case the Adviser will earn fees for rendering such advice and service.

The Board acknowledges that the Adviser and its Affiliates are subject to various conflicts of interest, including without limitation, those set forth in the PPM. The Adviser shall report to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or is reasonably likely to create a conflict of interest between the Adviser’s obligations to the Company and its obligations to or its interest in any other partnership, corporation, firm, individual, trust or association.

13. Term and Termination.

(a) Duration. This Agreement shall become effective on the date first set forth above. Unless terminated as herein provided, this Agreement shall remain in full force and effect until November 1, 2021 (the “Initial Term”). Subsequent to the Initial Term, this Agreement shall be deemed to be automatically renewed for an additional one-year period (an “Automatic Renewal Term”), unless the Company or the Adviser elects not to renew this Agreement in accordance with Section 13(c) below.

(b) Amendment. No provision of this Agreement may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the amendment, waiver, discharge or termination is sought. Any amendment of this Agreement shall be approved by either (i) the Company’s Board of Directors or (ii) a vote of the Company’s Stockholders.

(c) Termination. Notwithstanding any other provision of this Agreement to the contrary, (i) upon written notice given 180 days’ prior to the expiration of the Initial Term or any Automatic Renewal Term to the Adviser, the Company may, without cause, in connection with the expiration of the Initial Term or the then-current Automatic Renewal Term, decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary date of this Agreement next following the delivery of such notice, (ii) no later than 180 days prior to the expiration of the Initial Term or the then-current Automatic Renewal Term, the Adviser may deliver written notice to the Company informing it of the Adviser’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary date of this Agreement next following the delivery of such notice, (iii) the Company may terminate this Agreement upon the occurrence of a Cause Event by giving written notice to the Adviser of the occurrence of a Cause Event, whereupon this Agreement shall terminate 30 days after delivery of such written notice, (iv) the Adviser may terminate this Agreement by giving written notice to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall have continued for a period of 30 days before the Adviser had given written notice to the Company of such default, whereupon this Agreement shall terminate 30 days after delivery of such written notice, (v) the Adviser may terminate this Agreement by giving written notice to the Company in the event that any of the Adviser Designees are not elected or appointed to the Board as set forth in Section 15, whereupon this Agreement shall terminate 30 days after delivery of such written notice and (vi) this Agreement will automatically terminate on the Internalization Closing.

14. Payments and Duties Upon Termination.

(a) Amounts Owed. The Company shall pay the Adviser the Termination Fee before or on the last day of the Initial Term, the Automatic Renewal Term or the end of the 30-day period, as the case may be, provided that the Company is not required to pay the Adviser the Termination Fee if this Agreement is terminated by the Company as a result of a Cause Event.

(b) Adviser’s Duties. The Adviser shall promptly upon termination of this Agreement:

(i) pay over to the Company all money collected and held for the account of the Company and its subsidiaries pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(ii) deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(iii) deliver to the Board all assets, including all Investments, and documents of the Company and its subsidiaries then in the custody of the Adviser; and

(iv) reasonably cooperate with the Company and its subsidiaries, at the Company’s expense, to provide an orderly management transition.

15. Board Nominations. So long as this Agreement is in effect, (a) the Adviser shall have the right to designate individuals (the “Adviser Designees”) to be nominated for election (or re-election) to the Board such that, if elected, there shall be two Adviser Designees serving on the Board, and the Company will take all reasonably necessary action to nominate and include the Adviser Designees in the slate of nominees recommended by the Board for election as directors at each applicable annual meeting of Stockholders or special meeting of Stockholders at which directors are to be elected, including, without limitation, at every adjournment or postponement thereof, or in a written consent of Stockholders relating to the election of directors, and the Company will recommend each such individual be elected as a director and will solicit proxies or consents in favor thereof, and (b) in the event that a vacancy on the Board is created at any time by the death, disability, retirement, resignation or removal of any of the Adviser Designees, the Company will take all reasonably necessary action (whether by Board or Stockholder action) to cause the vacancy created thereby to be filled as soon as reasonably practicable by a new designee of the Adviser.

16. Internalization. At any time at which the Company and the Adviser mutually agree to internalize the Adviser, pursuant to which the Company will purchase all, but not less than all, of the outstanding and issued partnership interests of the Adviser (the “Adviser Equity”) from the Adviser (the “Internalization”) and its general partner, NexPoint Real Estate Advisors GP, LLC (the “Adviser GP”), the purchase price for the Adviser Equity shall be equal to the Internalization Fee. At the closing of the Internalization (the “Internalization Closing”), the Company shall pay the Internalization Fee to the Adviser in stock of the Company. At the Internalization Closing, the Adviser and the Adviser GP shall transfer the Adviser Equity, free and clear of any lien or encumbrance, and shall deliver to the Company certificates evidencing the Adviser Equity, duly endorsed in blank and accompanied by a duly executed instrument of assignment separate from the certificate, together with any other documentation reasonably requested by the Company to evidence the transfer. For the avoidance of doubt, if the Internalization occurs pursuant to this Section 16, the Adviser shall not be entitled to the Termination Fee provided under Section 13.

17. Limitation of Liability, Exculpation and Indemnification by the Company and its Subsidiaries.

(a) Whether or not expressly provided in this Agreement, every provision of this Agreement relating to the conduct or affecting the liability of or affording protection to the Adviser or any of its respective Affiliates and their respective partners, members, officers, directors, employees and agents (including parties acting as agents for the execution of transactions) (each, a “Covered Person” and collectively, “Covered Persons”) shall be subject to the provisions of this Section 17.

(b) To the fullest extent permitted by law, no Covered Person shall be liable to the Company and its subsidiaries for any act or omission (including but not limited to (i) any act or omission by any Covered Person in connection with the conduct of the business of the Company or its subsidiaries, that is determined by such Covered Person in good faith to be in or not opposed to the best interest of the Company or its subsidiaries, (ii) any act or omission by any Covered Person based on the suggestions of any professional advisor of the Company or its subsidiaries whom such Covered Person believes is authorized to make such suggestions on behalf of the Company or its subsidiaries, (iii) any act or omission by the Company or its subsidiaries, or (iv) any mistake, negligence, misconduct or bad faith of any broker or other agent of the Company or its subsidiaries selected by the Covered Person with reasonable care), unless any such act or omission by such Covered Person constitutes bad faith, fraud, willful misfeasance, intentional misconduct, gross negligence or reckless disregard of its duties (as determined by a non-appealable judgment of a court or arbitration proceeding of competent jurisdiction).

(c) A Covered Person may consult with legal counsel or accountants selected by such Covered Person and any act or omission by such Covered Person on behalf of the Company or its subsidiaries or in furtherance of the business of the Company or its subsidiaries in good faith in reliance on and in accordance with the advice of such counsel or accountants shall be full justification for the act or omission, and such Covered Person shall be fully protected in so acting or omitting to act if the counsel or accountants were selected with reasonable care.

(d) To the fullest extent permitted by law, the Company or its applicable subsidiaries shall indemnify and save harmless Covered Persons, from and against any and all claims, liabilities, damages, losses, costs and expenses, including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and expenses of investigating or defending against any claim or alleged claim, of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by any Covered Person and arise out of or in connection with the business or Investments of the Company or its subsidiaries, or the performance by the Covered Person of its responsibilities hereunder, provided that the Covered Person shall not be entitled to indemnification hereunder to the extent the Covered Person’s conduct constitutes bad faith, fraud, willful misfeasance, intentional misconduct, gross negligence or reckless disregard of its duties (as determined by a non-appealable judgment of a court or arbitration proceeding of competent jurisdiction). The termination of any proceeding by settlement, judgment, order or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the Covered Person’s conduct constituted bad faith, fraud, willful misfeasance, intentional misconduct, gross negligence or reckless disregard of its duties.

(e) Expenses incurred by a Covered Person in defense or settlement of any claim that shall be subject to a right of indemnification hereunder, shall be advanced by the Company or its applicable subsidiaries prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the Covered Person to repay the amount advanced to the extent that it shall be determined ultimately that the Covered Person is not entitled to be indemnified hereunder.

(f) The right of any Covered Person to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which the Covered Person may otherwise be entitled by contract or as a matter of law or equity and shall be extended to the Covered Person’s successors, assigns and legal representatives.

(g) The provisions of this Section 17 are expressly intended to confer benefits upon Covered Persons and such provisions shall remain operative and in full force and effect regardless of the expiration or any termination of this Agreement.

(h) No Covered Person shall be liable hereunder for any settlement of any action or claim effected without its written consent thereto.

18. Indemnification by the Adviser.

(a) The Adviser shall indemnify and hold harmless the Company from all claims, liabilities, damages, losses, costs and expenses, including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and expenses of investigating or defending against any claim or alleged claim, of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by reason of the Adviser’s bad faith, fraud, willful misfeasance, intentional misconduct, gross negligence or reckless disregard of its duties; provided, however, that the Adviser shall not be held responsible for any action of the Board in following or declining to follow any written advice or written recommendation given by the Adviser.

(b) Notwithstanding anything in this Agreement to the contrary, the aggregate maximum amount that the Adviser may be liable to the Company pursuant to this Agreement shall, to the extent not prohibited by law, never exceed the amount of the Advisory Fees received by the Adviser under this Agreement prior to the date that the acts or omissions giving rise to a claim for indemnification or liability shall have occurred. In no event shall the Adviser be liable for special, exemplary, punitive, indirect, or consequential loss, or damage of any kind whatsoever, including without limitation lost profits. The foregoing limitations shall not apply to the extent such damages are determined in a final binding non-appealable court or arbitration proceeding to result from the bad faith, fraud, willful misfeasance, intentional misconduct, gross negligence or reckless disregard of its duties of the Adviser.

(c) The provisions of this Section 18 are expressly intended to confer benefits upon the Company and such provisions shall remain operative and in full force and effect regardless of the expiration or any termination of this Agreement.

19. Notices. All notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly received (a) if given by electronic mail transmitted delivery receipt requested, upon receipt of a delivery receipt, (b) if given by certified or registered mail, return receipt requested, postage prepaid, three business days after being deposited in the U.S. mails and (c) if given by courier or other means, when received or personally delivered, and, in any such case, addressed as follows:

To the Company:

VineBrook Homes Trust, Inc.

300 Crescent Court

Suite 700

Dallas, Texas 75201

Attention: Brian Mitts

Email: BMitts@nexpointsecurities.com

with a copy to:

Winston & Strawn LLP

2121 North Pearl Street

9th Floor

Dallas, Texas 75201

Attention: Charles T. Haag

Email: chaag@winston.com

To the Adviser:

NexPoint Real Estate Advisors V, L.P.

300 Crescent Court

Suite 700

Dallas, Texas 75201

Attention: Brian Mitts

Email: BMitts@nexpointsecurities.com

with a copy to:

NexPoint Advisors, L.P.

300 Crescent Court

Suite 700

Dallas, Texas 75201

Attention: Thomas Surgent

Email: TSurgent@Highlandfunds.com

Any party may at any time give notice in writing to the other parties of a change in its address for the purposes of this Section 19.

20. Modification. This Agreement shall not be amended, supplemented, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by the parties hereto, or their respective successors or assignees.

21. Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

22. Governing Law; Exclusive Jurisdiction; Waiver of Jury Trial. THE PROVISIONS OF THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE AS AT THE TIME IN EFFECT, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. THE PARTIES TO THIS AGREEMENT HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF DELAWARE, INCLUDING ANY APPELLATE COURTS THEREOF. THE PARTIES ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

23. Entire Agreement. This Agreement, including the Exhibits attached hereto, contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

24. No Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

25. Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

26. Headings. The titles of Sections and Subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

27. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

VINEBROOK HOMES TRUST, INC.

By:	/s/Matt McGraner
Name: Matt McGraner Title: Executive Vice President, Chief Investment Officer and Secretary

NEXPOINT REAL ESTATE ADVISORS V, L.P. By: NexPoint Real Estate Advisors GP, LLC

By:	/s/Brian Mitts
Name: Brian Mitts Title: Authorized Signatory

[Signature Page to Amended and Restated Advisory Agreement]

EXHIBIT A

Description of Advisory Services.

Adviser will perform the following services:

(i)	Prepare monthly transaction listings;

(ii)	Supply various normal and customary portfolio and Company statistical data as requested on an ongoing basis;

(iii)

Prepare for execution and file the Company’s Federal and state tax returns: prepare a fiscal tax provision in coordination with the annual audit; prepare an excise tax provision; and prepare all relevant 1099 calculations;

(iv)	Coordinate contractual relationships and communications between the Company and its contractual service providers;

(v)

Oversee the relationships with any property or asset manager, including pursuant to the Management Agreement or any other asset and/or property management agreement that may be entered into from time to time, if applicable;

(vi)	Prepare income and capital gain distributions;

(vii)	Prepare the quarterly and annual financial statements;

(viii)	Monitor the Company’s compliance with the Internal Revenue Code of 1986, as amended, and particularly compliance with EBIT rules and if applicable, SEC reporting requirements;

(ix)

Assist in the preparation of notices of meetings of shareholders, coordinate preparation of proxy statements, including obtaining information required to be disclosed by applicable regulations and the engagement of proxy solicitors on behalf of the Company;

(x)

Assist in obtaining directors’ and officers’/errors and omissions insurance policies for the Company, including evaluation of insurance carriers, recommending appropriate coverage levels and evaluating the costs thereof, as such policies are approved by the Company’s Board of Directors;

(xi)	Draft agendas and resolutions for quarterly and special board meetings;

(xii)	Coordinate the preparation, assembly and posting of board materials;

(xiii)	Attend board meetings and draft minutes thereof;

(xiv)	Prepare REIT level and consolidated accounting;

(xv)	Arrange and manage audit;

(xvi)

Raise additional equity and manage the process relating therto, including updating and revising as necessary the Confidential Private Placement Memorandum and working with Raymond James and other broker dealers to negotiate and secure debt financing;

(xvii)	Maintain the Company’s calendar to assure compliance with various filing and board approval deadlines;

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(xviii)	Prepare and coordinate the Company’s state notice filings;

(xix)

Furnish the Company office space in the offices of Adviser, or in such other place or places as may be agreed from time to time, and all necessary office facilities, simple business equipment, supplies, utilities and telephone service for managing the affairs of the Company;

(xx)	Perform clerical, bookkeeping and other administrative services not provided by the Company’s other service providers;

(xxi)

Oversee the maintenance by the Company’s transfer agent and dividend disbursing agent of certain books and records of the Company and maintain (or oversee maintenance by such other persons as approved by the Board of Directors) such other books and records required by law or for the proper operation of the Company;

(xxii)

Determine the amounts available for distribution as dividends and distributions to be paid by the Company to its shareholders; calculate, analyze and prepare a detailed income analysis and forecast future earnings for presentation to the Board of Directors; prepare and arrange for dividend notices to shareholders, as applicable, and provide the Company’s dividend disbursing agent and custodian with such information as is required for such parties to effect the payment of dividends and distributions and to implement the Company’s dividend reinvestment plan, if any;

(xxiii)	Serve as liaison between the Company and each of its service providers;

(xxiv)	Assist in monitoring and tracking the daily cash flows of the individual assets of the Company;

(xxv)	Monitor compliance with leverage tests under the Company’s credit facility and other debt facilities, if any, and communicate with leverage providers and rating agencies;

(xxvi)	Coordinate negotiation and renewal of credit agreements for presentation to the Board of Directors;

(xxvii)	Coordinate negotiations of agreements with counterparties for derivatives and similar transactions, as applicable;

(xxviii)	Provide assistance with the closing of Real Estate Asset purchases and dispositions;

(xxix)	Coordinate and oversee the provision of legal services to the Company;

(xxx)

Cooperate with the Company’s independent registered public accounting firm in connection with audits and reviews of the Company’s financial statements, including interviews and other meetings, as necessary;

(xxxi)	Provide Secretary and any Assistant Secretaries, Treasurer and any Assistant Treasurers and other officers for the Company as requested;

(xxxii)	Develop or assist in developing guidelines and procedures to improve overall compliance by the Company;

(xxxiii)	Determine and monitor expense accruals for the Company;

(xxxiv)	Authorize expenditures and approve bills for payment on behalf of the Company;

(xxxv)	Monitor the number of shares of the Company registered and assist in the registration of additional shares, as necessary;

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(xxxvi)	Exercise or procure the exercise of any rights of the Company with respect to any class action proceedings or other legal action concerning investments of the Company;

(xxxvii)	Prepare such reports as the Board of Directors may request from time to time;

(xxxviii)	Perform such additional administrative duties relating to the administration of the Company as may subsequently be agreed upon in writing between the Company and Adviser;

(xxxix)	Process sales and redemptions of shares of the Company;

(xl)

Determine, on behalf of the Company, whether a proposed transfer of shares of common stock or preferred stock should be permitted under the Company’s Articles of Incorporation and provide the necessary documentation required under the Articles of Incorporation to allow such a transfer;

(xli)	Prepare monthly Net Asset Value calculations;

(xlii)

If applicable, prepare, coordinate with the Company’s counsel and coordinate the filing with the SEC: quarterly reports on Form 10-Q; annual reports on Form 10-K, in each case based upon information provided by the Company; assist in the preparation of Forms 3, 4 and 5 pursuant to Section 16 of the 1934 Act for the officers and directors of the Company, such filings to be based on information provided by those persons;

(xliii)	Assist the Company, if applicable, in the handling of SEC examinations and responses thereto;

(xliv)	Determine or oversee the determination of the Company’s Net Asset Value in accordance with the Company’s policies as adopted from time to time by the Board of Directors;

(xlv)	Design, implement, maintain and update internal accounting controls;

(xlvi)	Manage any long-term incentive plan that is in place at the Company-level or the Operating Partnership-level; and

(xlvii)	Manage any distribution reinvestment plan that is in place from time to time.

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